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                                                                     Exhibit 4.4

                             STOCK OPTION AGREEMENT
                             ----------------------


     AGREEMENT made as of the 20th day of December, 1995 by and between AGRIBIOTECH, INC., a Nevada corporation having its principal executive offices at 2700 Sunset Road, Suite C-25, Las Vegas, NV 89120 (the "Grantor"), and KATHLEEN L. GILLESPIE, with an address at 4793 Newhope Street South, Liverpool, NY 13090 (the "Optionee").


                              W I T N E S S E T H:
                              - - - - - - - - - -


     WHEREAS, Optionee is presently employed by Grantor; and

     WHEREAS, Grantor is desirous of increasing the incentive of Optionee to exert Optionee's utmost efforts to improve the business of the Grantor.

     NOW, THEREFORE, in consideration of the Optionee's continued service to the Grantor, and for other good and valuable consideration, the Grantor hereby grants the Optionee options to purchase common stock of the Grantor, $.001 par value ("Common Stock"), on the following terms and conditions:

     1.  Option.
         ------

     Pursuant to its 1994 Employee Stock Option Plan, as amended (the "Plan"), the Grantor hereby grants to the Optionee an Incentive Stock Option, as such term is defined in Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), to purchase, prior to 5:00 p.m. on December 19, 2005, as set forth in Paragraph 3 hereof, up to an aggregate of 300,000 fully paid and non-assessable shares of Common Stock (the "Shares"), subject to the terms and conditions set forth below.

     2.  Purchase Price.
         --------------

     The purchase price shall be $2.00 per Share. The Grantor shall pay all original issue or transfer taxes on the exercise of this option and all other fees and expenses necessarily incurred by the Grantor in connection therewith.

     3.  Exercise of Option.
         ------------------

     (a) The option granted hereby may be exercised with respect to up to 50,000 Shares immediately, and the option shall vest with respect to an additional 50,000 Shares on each June 30 beginning June 30, 1996 and ending on June 30, 2000. In the event of any of the following material changes in control of the Grantor, this option shall immediately vest in full:

     (i) Approval by the Grantor's shareholders of (x) a merger or consolidation in which the Grantor is not the surviving corporation and/or which results in any reclassification or reorganization of the then outstanding Common Stock, (y) a sale of all or substantially all of the Grantor's assets or capital stock or
(z) a plan of liquidation or dissolution of Grantor;

     (ii) the first purchase of the Common Stock pursuant to a tender or exchange offer (other than a tender or exchange offer made by the Company) affecting at least 25% of the Common Stock or any other sale of at least 25% of the Common Stock to a person or group of persons who are not officers, directors or 5% shareholders of the Grantor on the date hereof; or

     (iii) Johnny R. Thomas is not elected to the Board of Directors or is no longer the chief executive officer of the Grantor.
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     (b) The Optionee shall notify the Grantor in writing in person, by overnight courier or registered or certified mail, return receipt requested, addressed to its principal office, as to the number of Shares which Optionee desires to purchase hereunder, which notice shall be accompanied by payment (by cash, certified check, promissory notes or shares of Common Stock then owned by Optionee valued at the closing sale price on the day preceding such tender) of the option price therefor, as specified in Paragraph 2 above. As soon as practicable thereafter, the Grantor shall, at its principal office, tender to Optionee certificates issued in the Optionee's name evidencing the Shares purchased by the Optionee.

     (c) If the aggregate fair market value of all the stock with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year under the Plan and all Incentive Stock Option plans of the Grantor or its affiliates exceeds $100,000.00, the grant of the Incentive Stock Option hereunder shall not, to the extent of such excess, be deemed a grant of an Incentive Stock Option but will instead be deemed the grant of a Non-Qualified Stock Option under the Plan. For purposes hereof, the fair market value of the stock with respect to which an Incentive Stock Option is exercisable shall be $2.00 per share, the value of such stock at the time that specific option is granted as provided for in Section 422(b)(7) of the Code.

     4.  Option Conditioned On Continued Employment.
         ------------------------------------------

     (a) If the employment of the Optionee shall be terminated for cause, or if the Optionee leaves such employment voluntarily, the option granted to the Optionee hereunder shall expire immediately upon such termination. If such employment shall terminate otherwise than by reason of death, disability, for cause or voluntary termination, such option may be exercised at any time within three (3) months after such termination, subject to the provisions of subparagraph (d) of this Paragraph 4.

     (b) If the Optionee dies (i) while employed by the Grantor or a subsidiary or parent corporation, or (ii) within three (3) months after the termination of Optionee's employment other than voluntarily by the Optionee or for cause, such option, subject to the provisions of subparagraph (d) of this Paragraph 4, may be exercised by a legatee or legatees of such option under the Optionee's last will or by Optionee's personal representatives or distributees at any time within one (1) year after Optionee's death.

     (c) If the Optionee becomes disabled within the definition of Section 22(e)(3) of the Code while employed by the Grantor or a subsidiary or parent corporation, such option, subject to the provisions of subparagraph (d) of this Paragraph 4, may be exercised at any time within one (1) year after they termination of employment due to disability.

     (d) An option may not be exercised pursuant to this Paragraph 4 except to the extent that the Optionee was entitled to exercise the option, or any part thereof, at the time of termination of employment or death, and in any event may not be exercised after the original expiration date of the option.

     5.  Divisibility and Non-Assignability of the Options.
         -------------------------------------------------

     (a) The Optionee may exercise the options herein granted from time to time during the periods of their respective effectiveness with respect to any whole number of Shares included therein, but in no event may an option be exercised as to less than one thousand (1,000) Shares at any one time, except for the remaining Shares covered by the option if less than one thousand (1,000).

     (b) The Optionee may not give, grant, sell, exchange, transfer legal title, pledge, assign or otherwise encumber or dispose of the options herein granted or any interest therein, otherwise than by will or the laws of descent

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and distribution, and these options, or any of them, shall be exercisable during
Optionee's lifetime only by the Optionee.


     6.  Stock as Investment.
         -------------------

     By accepting this option, the Optionee agrees for Optionee, Optionee's heirs and legatees that any and all Shares purchased hereunder shall be acquired for investment and not for distribution, and upon the issuance of any or all of the Shares the Optionee, or Optionee's heirs or legatees receiving such Shares, shall deliver to the Grantor a representation in writing, that such Shares are being acquired in good faith for investment and not for distribution. Grantor may place a "stop transfer" order with respect to such Shares with its transfer agent and place an appropriate restrictive legend on the stock certificate(s) evidencing such Shares.

     7.  Restriction on Issuance of Shares.
         ---------------------------------

     The Grantor shall not be required to issue or deliver any certificate for shares of its Common Stock purchased upon the exercise of any option unless (a) the issuance of such shares has been registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or counsel to the Grantor shall have given an opinion that such registration is not required; (b) approval, to the extent required, shall have been obtained from any state regulatory body having jurisdiction thereof, and (c) permission for the listing of such shares shall have been given by NASDAQ and any national securities exchange on which the Common Stock of the Grantor is at the time of issuance listed.

     8.  Recapitalization.
         ----------------

     (a) In the event of changes in the outstanding Common Stock of the Grantor by reason of stock dividends, stock splits, recapitalizations, mergers, consolidations, combinations, or exchanges of shares, separations, reorganizations, or liquidations, the number and class of shares as to which the options may be exercised shall be correspondingly adjusted by the Grantor. No adjustment shall be made with respect to stock dividends or splits which do not exceed 10% in any fiscal year, cash dividends or the issuance to stockholders of the Grantor of rights to subscribe for additional shares of Common Stock or other securities. Anything to the contrary contained herein notwithstanding, the Board of Directors of the Grantor shall have the discretionary authority to take any action necessary or appropriate to prevent these options from being disqualified as "Incentive Stock Options" under the United States income tax laws then in effect.

     (b) Any adjustment in the number of Shares shall apply proportionately to only the unexercised portion of an option granted hereunder. If fractions of a share would result from any such adjustment, the adjustment shall be revised to the next higher whole number of Shares so long as such increase does not result in the holder of the option being deemed to own more than 5% of the total combined voting power or value of all classes of stock of the Grantor or its subsidiaries.

     9.  No Rights in Option Stock.
         --------------------------

     Optionee shall have no rights as a shareholder in respect of Shares as to which the option granted hereunder shall not have been exercised and payment made as herein provided.

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     10.  Effect Upon Employment.
          -----------------------

     This Agreement does not give the Optionee any right to continued employment by the Grantor.

     11.  Binding Effect.
          ---------------

     Except as herein otherwise expressly provided, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors legal representatives and assigns.

     12.  Agreement Subject to Plan.
          --------------------------

     Notwithstanding anything contained herein to the contrary, and unless the Plan is not adopted by the shareholders of the Company, this Agreement is subject to, and shall be construed in accordance with, the terms of the Plan, and in the event of any inconsistency between the terms hereof and the terms of the Plan, the terms of the Plan shall govern.

     13.  Miscellaneous.
          --------------

     This Agreement shall be construed under the laws of the State of New York applied to agreements made and to be performed entirely within such State. Headings have been included herein for convenience of reference only and shall not be deemed a part of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                  AGRIBIOTECH, INC.


                                  By: /s/ Johnny R. Thomas
                                     -----------------------------
                                     Johnny R. Thomas, President
                                      and Chief Executive Officer

                                  ACCEPTED AND AGREED TO:

                                      /s/ Kathleen L. Gillespie
                                  --------------------------------
                                       Kathleen L. Gillespie

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